Exhibit 99.1

Press Release

November 5, 2008	Contact Information:

For Immediate Release	Todd A. Adams
Senior Vice President and Chief Financial Officer
414.643.3000

Rexnord LLC Reports Record Second Quarter Results for Fiscal 2009

Call scheduled for Thursday, November 6, 2008 at 10:00 a.m. Eastern Time

MILWAUKEE, WI – November 5, 2008

Rexnord LLC, a leading, global multi-platform industrial company comprised of two strategic platforms in Power Transmission and Water Management products, today reported summary results for the second quarter ended September 27, 2008. Throughout this release, we will refer to “core sales growth,” which is defined as growth in year-over-year sales in existing businesses, adjusted for divestitures, and excluding the impact of foreign currency translation. This press release also includes references to our EBITDA and Adjusted EBITDA, both of which are non-GAAP performance measures. Please see “EBITDA and Adjusted EBITDA” below for information regarding the limitations of using these measures as indicators of our operating performance. At the end of this press release we have included a reconciliation of EBITDA and Adjusted EBITDA to our net income.

Second Quarter Highlights:

•

Second quarter sales increased $57 million, or 13%, over the prior year second quarter to $511 million; second quarter consolidated core sales growth was 7%, acquisitions added 5%, foreign currency translation added 2% offset by a 1% decline from divestitures.

•	Power Transmission second quarter sales increased $28 million, or 9%, over the prior year second quarter to $354 million; Power Transmission core sales growth in the second quarter was 7%

•	Water Management second quarter sales increased $29 million, or 23%, over the prior year second quarter to $157 million; Water Management core sales growth in the second quarter was 7%

•

Second quarter income from operations increased $4 million, or 7%, from the prior year second quarter to $69 million, or 13.6% of sales; excluding a $4 million net gain related to the Canal Street accident recorded in the fiscal 2008 second quarter, second quarter income from operations increased $8 million, or 13%, from the prior year second quarter.

•

Second quarter Adjusted EBITDA increased $8 million, or 8%, from the prior year second quarter to $102 million, or 19.9% of sales; excluding $5.8 million of out-of-period business interruption insurance proceeds recorded in the prior year second quarter due to the Canal Street accident, second quarter Adjusted EBITDA increased $14 million, or 16%, from the fiscal 2008 second quarter.

•

Power Transmission second quarter Adjusted EBITDA increased $3 million, or 5%, from the prior year second quarter to $70 million, or 19.7% of sales; excluding the out-of-period business interruption insurance proceeds discussed above, Power Transmission second quarter Adjusted EBITDA increased $9 million, or 15%, from the prior year second quarter

•	Water Management second quarter Adjusted EBITDA increased $2 million, or 7%, from the prior year second quarter to $32 million, or 20.3% of sales

•

Leverage ratio (debt to Adjusted EBITDA) was 5.1x at the end of the second quarter of 2009, compared to 5.3x at the end of fiscal year 2008; net debt (debt less cash) decreased by $24.1 million during the first six months of fiscal 2009; net debt leverage ratio (net debt to Adjusted EBITDA) as of the end of the second quarter of 2009 was 4.7x compared to 4.9x at March 31, 2008. Cash balances as of September 27, 2008 were $164.6 million, an increase of $22.7 million from the cash balance at March 31, 2008.

Bob Hitt, Rexnord’s Chief Executive Officer, said, “We delivered a solid overall financial performance in the second quarter as our core sales growth increased to 7% from 5% in the first quarter of fiscal 2009 while delivering 16% growth in our Adjusted EBITDA, when excluding the prior year out-of-period business interruption proceeds, despite a substantial headwind in commodity costs. Clearly the events in the financial markets over the past several months have created uncertainty in the overall global economy. Looking ahead, we believe we’re well positioned to outperform by continuing to invest and drive growth in areas of our businesses while proactively taking appropriate cost reduction actions. Most importantly, we will continue to stay focused on the needs of our customers and deliver world class products and service, which is at the heart of the Rexnord Business System.”

Second Quarter – 6.9% core sales growth; Adjusted EBITDA increases $7.9 million, or 8.4% to $101.6 million, or 19.9% of sales

Sales in the second quarter of fiscal 2009 were $510.6 million, an increase of $56.7 million, or 12.5%, from the prior year second quarter. Power Transmission sales in the second quarter of fiscal 2009 were $353.6 million, an increase of $27.7 million, or 8.5%, from the prior year second quarter, which included $4.3 million of sales related to the Rexnord SAS business that was sold on March 28, 2008. Power Transmission core sales growth of 7.0% was driven by strength in our Power Transmission products end markets of mining, energy, aerospace and cement. Water Management sales in the second quarter of fiscal 2009 increased $29 million to $157 million, or 22.7%, from the prior year second quarter. Water Management core sales growth of 6.5% was driven by growth in the infrastructure and commercial construction end-markets we serve, which was partially offset by the decline in sales to the residential construction market. The balance of the growth in sales from the prior year second quarter was due to the January 31, 2008 acquisition of GA Industries.

Adjusted EBITDA in the second quarter increased 8.4% to $101.6 million, or 19.9% of sales, compared to $93.7 million, or 20.6% of sales, in the second quarter of fiscal 2008. The prior year second quarter included $5.8 million of out-of-period business interruption insurance proceeds related to the Canal Street accident. Power Transmission Adjusted EBITDA in the second quarter increased 5% to $69.7 million, or 19.7% of sales, compared to $66.4 million, or 20.4%, in the prior year second quarter, which included the $5.8 million of out-of-period business interruption insurance proceeds noted above. Water Management Adjusted EBITDA in the second quarter increased 7.4% to $31.8 million, or 20.3% of sales, from the prior year second quarter Adjusted EBITDA of $29.6 million, or 23.1% of sales. The decline in Water Management adjusted EBITDA as a percentage of sales was driven by higher material costs in the second quarter of 2009 as well as investments made to fund sales growth initiatives.

Gross profit margins decreased 90 basis points in the second quarter of fiscal 2009 to 32.0% from 32.9% in the prior year second quarter. This margin decrease was primarily attributable to higher material price inflation, an increase in unfavorable inventory adjustments associated with selling inventories that were adjusted to fair value through purchase accounting in connection with the GA acquisition, and incremental last-in first-out (“LIFO”) expense in the second quarter of fiscal 2009 versus the comparable prior year period.

SG&A expense as a percentage of sales in the second quarter of fiscal 2009 of 16.0% improved by 60 basis points from the prior year second quarter.

Net income in the second quarter of fiscal 2009 was $14.3 million compared to net income of $7.0 million in the second quarter of fiscal 2008.

Six months of Fiscal 2009 – 5.8% core sales growth; Adjusted EBITDA increases $16.6 million, or 9.2% to $197.3 million, or 19.6% of sales

Sales in the six months of fiscal 2009 were $1,006.7 million, an increase of $104.6 million, or 11.6%, from the prior year six months. Power Transmission sales in the six months of fiscal 2009 were $694.2 million, an increase of $58.5 million, or 9.2%, from the prior year six months, which included $9.3 million of sales related to the Rexnord SAS business that was sold on March 28, 2008. Power Transmission core sales growth of 7.1% was driven by strength in our Power Transmission products end markets of mining, energy, aerospace and cement. Water Management sales in the six months of fiscal 2009 increased $46.1 million to $312.5 million, or 17.3%, from the prior year six months. Water Management core sales growth of 2.8% was driven by growth in the infrastructure and commercial construction end-markets we serve, which was partially offset by the decline in sales to the residential construction market. The balance of the growth in sales from the prior year six months was due to the January 31, 2008 acquisition of GA Industries.

Adjusted EBITDA in the six months of fiscal 2009 increased 9.2% to $197.3 million, or 19.6% of sales, compared to $180.7 million, or 20% of sales, in the six months of fiscal 2008, which included $8.3 million of out-of-period business interruption insurance proceeds related to the Canal Street accident. Power Transmission Adjusted EBITDA in the six months of fiscal 2009 increased 9.1%

to $137 million, or 19.7% of sales, compared to $125.6 million, or 19.8%, in the prior year six months, which included the $8.3 million of out-of-period business interruption insurance proceeds noted above. Water Management Adjusted EBITDA in the six months increased 7.3% to $64.6 million, or 20.7% of sales, from the prior year six months Adjusted EBITDA of $60.2 million, or 22.6% of sales. The decline in Water Management adjusted EBITDA as a percentage of sales was driven by higher material costs in the second quarter of 2009 as well as investments made to fund sales growth initiatives.

Gross profit margin in the six months of fiscal 2009 and 2008 was 32.3%. Gross profit margins remained consistent between periods as selling price increases and productivity improvements were largely offset by higher material price inflation.

SG&A expense as a percentage of sales in the six months of fiscal 2009 of 16.6% improved by 40 basis points from the prior year six months.

Net income for the six months of fiscal 2009 was $23.4 million compared to net income of $9.4 million in the six months of fiscal 2008.

Leverage ratio declines to 5.1x at September 27, 2008; Net debt leverage ratio declines to 4.7x at September 27, 2008

At the end of the second quarter, the Company had total debt of $2,023.1 million, a reduction of $1.4 million from March 31, 2008. The Company also had cash of $164.6 million at September 27, 2008, an increase of $22.7 million from March 31, 2008. The Company’s leverage ratio as of September 27, 2008 was 5.1x, compared to 5.3x at March 31, 2008 and 6.8x as of the date of the Apollo acquisition on July 21, 2006. Net debt leverage ratio as of the end of the second quarter was 4.7x compared to 4.9x at March 31, 2008.

EBITDA and Adjusted EBITDA

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Condensed Consolidated Statements of Cash Flows included in the attached financial statements.

        Adjusted EBITDA corresponds to “EBITDA” in the Company’s credit agreement. Adjusted EBITDA is defined in the credit agreement governing our senior secured credit facilities as net income, adjusted for the items summarized in the table that follows. Our credit agreement requires us to maintain a maximum senior secured bank leverage ratio (defined in our credit agreement as the ratio of net senior secured bank debt to Adjusted EBITDA) of no more than 4.25 to 1.0, calculated on a pro forma basis for the trailing four quarters (as determined under our senior secured credit facilities). Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. For more information regarding the limitations of using measures such as EBITDA and Adjusted EBITDA as indicators of our operating performance, please see the risk factor entitled “The calculation of Adjusted EBITDA pursuant to our senior secured credit facilities represents our actual historical covenant compliance calculations and permits certain estimates and assumptions that may differ materially from actual results” in Exhibit 99.1 to our current report on Form 8-K furnished on October 10, 2008.

About Rexnord

Headquartered in Milwaukee, Wisconsin, we believe we are a leading, global multi-platform industrial company comprised of two strategic platforms: Power Transmission and Water Management, with approximately 7,300 employees worldwide. Our Power Transmission products include gears, couplings, industrial bearings, flattop chain and modular conveyer belts, special components, industrial chain and conveying equipment and aerospace bearings and seals. Our Water Management products include professional grade specification drainage, water control, PEX piping and commercial brass products. Additional information about the Company can be found at www.rexnord.com and www.zurn.com.

Conference Call Details

Rexnord will hold a conference call on November 6, 2008 at 10:00 a.m. Eastern Time to discuss its second quarter 2009 results and provide a general business update. Rexnord CEO Robert Hitt and CFO Todd Adams will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: (866) 550-6338

International toll #: (347) 284-6930

Access Code: 9322417

If you are unable to participate during the live teleconference, a replay of the conference call will be available until 1:00 a.m. Eastern Time, November 14, 2008. To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) with access code 9322417.

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord LLC as of the date of the release, and Rexnord LLC assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in millions)

(Unaudited)

	Second Quarter Ended		Six Months Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Net sales	$510.6	$453.9	$1,006.7	$902.1
Cost of sales	347.4	304.7	681.6	610.9

Gross profit	163.2	149.2	325.1	291.2
Selling, general and administrative expenses	81.5	75.3	167.6	153.4
(Gain) on Canal Street facility accident, net	—	(3.7)	—	(11.8)
Amortization of intangible assets	12.4	12.5	24.9	25.4

Income from operations	69.3	65.1	132.6	124.2
Non-operating expense:
Interest expense, net	(44.7)	(48.5)	(89.2)	(97.5)
Other income (expense), net	1.0	(2.6)	(1.2)	(5.5)

Income before income taxes	25.6	14.0	42.2	21.2
Provision for income taxes	11.3	7.0	18.8	11.8

Net income	$14.3	$7.0	$23.4	$9.4

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions, except share amounts)

(Unaudited)

	September 27, 2008	March 31, 2008
Assets
Current assets:
Cash	$164.6	$141.9
Receivables, net	299.3	288.5
Inventories, net	370.5	370.3
Other current assets	35.1	35.0

Total current assets	869.5	835.7

Property, plant and equipment, net	431.2	443.3
Intangible assets, net	859.2	883.9
Goodwill	1,328.3	1,331.7
Insurance for asbestos claims	134.0	134.0
Pension assets	112.3	101.8
Other assets	68.8	74.8

Total assets	$3,803.3	$3,805.2

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$2.8	$2.9
Trade payables	170.6	178.6
Income taxes payable	1.8	4.8
Deferred income taxes	12.1	11.7
Compensation and benefits	59.4	71.3
Current portion of pension obligations	3.0	3.0
Current portion of postretirement benefit obligations	3.6	3.6
Interest payable	28.1	27.4
Other current liabilities	88.2	95.8

Total current liabilities	369.6	399.1

Long-term debt	2,020.3	2,021.6
Pension obligations	65.9	69.0
Postretirement benefit obligations	49.3	49.5
Deferred income taxes	330.9	318.2
Reserve for asbestos claims	134.0	134.0
Other liabilities	62.0	69.2

Total liabilities	3,032.0	3,060.6
Stockholders’ equity:
Common stock, $0.01 par value; 3,000 shares authorized and 1,000 shares issued and outstanding	0.1	0.1
Additional paid in capital	703.9	700.7
Retained earnings	68.5	43.8
Accumulated other comprehensive loss	(1.2)	—

Total stockholders’ equity	771.3	744.6

Total liabilities and stockholders’ equity	$3,803.3	$3,805.2

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(Unaudited)

	Six Months Ended
	September 27, 2008	September 29, 2007
Operating activities
Net income	$23.4	$9.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	30.7	25.2
Amortization of intangible assets	24.9	25.4
Accretion of bond premium	(0.5)	(0.5)
Amortization of deferred financing costs	5.1	5.0
Loss on dispositions of property, plant and equipment	0.2	0.1
Equity in (earnings) loss of unconsolidated affiliates	0.1	(0.2)
Other non-cash charges	0.5	1.4
Stock-based compensation expense	3.2	3.8
Changes in operating assets and liabilities:
Receivables	(14.9)	(6.9)
Inventories	(3.1)	14.4
Other assets	(8.5)	1.0
Accounts payable	(5.6)	(18.7)
Accruals and other	(9.8)	2.5

Cash provided by operating activities	45.7	61.9

Investing activities
Expenditures for property, plant and equipment	(22.6)	(22.7)
Proceeds from surrender of life insurance policies	0.9	—
Proceeds from dispositions of property, plant and equipment	—	0.2

Cash used for investing activities	(21.7)	(22.5)

Financing activities
Repayments of long-term debt	(0.8)	(21.5)
Payment of financing fees	—	(0.6)

Cash used for financing activities	(0.8)	(22.1)
Effect of exchange rate changes on cash	(0.5)	1.8

Increase in cash	22.7	19.1
Cash at beginning of period	141.9	56.1

Cash at end of period	$164.6	$75.2

RBS Global, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

Second Quarter

(in millions)

(Unaudited)

	Quarter Ended September 27, 2008	Quarter Ended September 29, 2007
Net income	$14.3	$7.0
Interest expense, net	44.7	48.5
Provision for income taxes	11.3	7.0
Depreciation and amortization	28.5	23.6

EBITDA	98.8	86.1

Adjustments to EBITDA:(1)
(Gain) on Canal Street facility accident, net	—	(3.7)
Business interruption insurance recoveries	—	5.8
Stock option expense, net	1.4	2.0
Impact of inventory fair value adjustment	0.5	—
LIFO expense	1.9	0.9
Other expense (income), net	(1.0)	2.6

Subtotal of adjustment to EBITDA	2.8	7.6

Adjusted EBITDA	$101.6	$93.7

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for stock based compensation expense, other expense (income), LIFO expense and nonrecurring items, in each case as permitted under our credit agreement. Other income, net for the quarter ended September 27, 2008, consists of management fee expense of $0.7 million, gain on disposition of property, plant and equipment of $0.1 million, foreign currency transaction gains of $1.7 million, income in unconsolidated affiliates of $0.1 million and other miscellaneous losses of $0.2 million. For the quarter ended September 29, 2007, the $3.7 million gain on the Canal Street accident consists of $5.8 million of recoveries offset by $2.1 million of incremental expenses. The $5.8 million of recoveries is allocated to recoveries under our business interruption policy. Other expense, net for the quarter ended September 29, 2007, consists of management fee expense of $0.7 million, foreign currency transaction losses of $1.8 million and other miscellaneous losses of $0.1 million.

RBS Global, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

Six Months and Periods Ended

(in millions)

(Unaudited)

	Six Months Ended September 27, 2008	Six Months Ended September 29, 2007
Net income	$23.4	$9.4
Interest expense, net	89.2	97.5
Provision for income taxes	18.8	11.8
Depreciation and amortization	55.6	50.6

EBITDA	187.0	169.3

Adjustments to EBITDA:(1)
(Gain) on Canal Street facility accident, net	—	(11.8)
Business interruption insurance recoveries	—	8.3
Stock option expense, net	3.2	3.8
Impact of inventory fair value adjustment	2.1	19.0
LIFO expense (income)	3.8	(13.4)
Other expense, net	1.2	5.5

Subtotal of adjustment to EBITDA	10.3	11.4

Adjusted EBITDA	$197.3	$180.7

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for stock based compensation expense, other expense (income), LIFO expense and nonrecurring items, in each case as permitted under our credit agreement. Other expense, net for the six months ended September 27, 2008, consists of management fee expense of $1.5 million, loss on disposition of property, plant and equipment of $0.2 million, foreign currency transaction gains of $0.6 million and a loss in unconsolidated affiliates of $0.1 million. For the six months ended September 29, 2007, the $11.8 million gain on the Canal Street accident consists of $15.8 million of recoveries offset by $4.0 million of incremental expenses and impairments, net. The $15.8 million is allocated between $8.3 million of recoveries under our business interruption policy and $7.5 million under our property insurance policies. Other expense, net for the quarter ended September 29, 2007, consists of management fee expense of $1.5 million, losses on the sale of fixed assets of $0.1 million, foreign currency transaction losses of $4.3 million, earnings in unconsolidated affiliates of $0.2 million and other miscellaneous income of $0.2 million.

RBS Global, Inc. and Subsidiaries

Supplemental Data

(in millions)

(Unaudited)

	Fiscal 2008
	Q1	Q2	Q3	Q4	Total
Net sales
Power Transmission	$309.8	$325.9	$334.0	$372.6	$1,342.3
Water Management	138.4	128.0	115.1	129.7	511.2
Corporate	—	—	—	—	—

Total	$448.2	$453.9	$449.1	$502.3	$1,853.5

Adjusted EBITDA
Power Transmission	$59.2	$66.4	$72.1	$80.0	$277.7
Water Management	30.6	29.6	22.9	24.8	107.9
Corporate	(2.8)	(2.3)	(2.2)	(4.2)	(11.5)

Total	$87.0	$93.7	$92.8	$100.6	$374.1

Adjusted EBITDA %
Power Transmission	19.1%	20.4%	21.6%	21.5%	20.7%
Water Management	22.1%	23.1%	19.9%	19.1%	21.1%
Total (including Corporate)	19.4%	20.6%	20.7%	20.0%	20.2%

	Fiscal 2009
	Q1	Q2	Q3	Q4	Total
Net sales
Power Transmission	$340.6	$353.6			$694.2
Water Management	155.5	157.0			312.5
Corporate	—	—			—

Total	$496.1	$510.6			$1,006.7

Adjusted EBITDA
Power Transmission	$67.3	$69.7			$137.0
Water Management	32.8	31.8			64.6
Corporate	(4.4)	0.1			(4.3)

Total	$95.7	$101.6			$197.3

Adjusted EBITDA %
Power Transmission	19.8%	19.7%			19.7%
Water Management	21.1%	20.3%			20.7%
Total (including Corporate)	19.3%	19.9%			19.6%